Exhibit 10.3

EXECUTION VERSION

ABS Purchase Agreement

This Agreement (this “Agreement”), dated as of November 29, 2007, constitutes the understanding and agreement by and among Citadel Equity Fund Ltd. (“CEFL”), an affiliate of Citadel Limited Partnership (“Citadel”), E*TRADE Bank (the “Bank”), E*TRADE Global Asset Management, Inc. (“ETGAM”, and together with the Bank, the “Sellers”), and E*TRADE Financial Corporation (the “Company”) regarding the acquisition by CEFL of all of the Sellers’ Asset-Backed Securities (“ABS”) portfolio (including CMOs, CDOs and other asset-backed instruments) listed on Schedule A hereto (the “Portfolio”, and each line-item of which is a “Position”).

1.           Transfer.  In consideration of the Purchase Price (as hereinafter defined) and the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of the Initial Closing Date (as defined in the Investment and Securities Purchase Agreement, dated as of November 29, 2007 by and between Wingate Capital Ltd. and the Company (the “Investment Agreement”)) (the “Effective Date”), the Sellers hereby sell, transfer, assign and convey to CEFL, free and clear of all liens, claims, encumbrances or rights of third parties of any kind, all right, title and interest in and to the Portfolio and the Positions and CEFL hereby purchases from the Sellers all right, title and interest in and to, and assumes the obligations of the Sellers in respect of, the Portfolio and Positions, in each case on the terms and subject to the conditions set forth herein (the “Transfer”).

2.           Purchase Price.  The “Purchase Price” means (a) eight hundred million dollars ($800,000,000), plus (b) any and all interest which, as of the Effective Date, is accrued and unpaid for the Positions (except with respect to those ABS CDOs and TRUPS CDOs listed on Schedule B hereto) with respect to the periods prior to 12:01 a.m. New York City time on November 18, 2007 (the “Accrued Interest Amount”), less (c) any and all principal and interest payments which, as of the Effective Date, have been received directly or indirectly by the Sellers for the Positions with respect to the periods between 12:01 a.m. New York City time on November 18, 2007 and 12:01 a.m. New York City time on the Effective Date (the “Principal and Interest Amount”).

3.           Closing.  Upon the terms and subject to the conditions herein (including, but not limited to, the terms of paragraph 8, regarding the Mechanics of the Transfer of Positions and the Movement of Cash), on the Effective Date, CEFL shall pay, or shall cause to be paid to the Sellers: (a) eight hundred million dollars ($800,000,000) plus, (b) the Estimated Accrued Interest Amount.  These payments shall be made as follows:

(i) CEFL shall pay, or shall cause to be paid to the Bank, (a) seven hundred ninety million seven hundred twenty-five thousand six dollars and ninety cents ($790,725,006.90) plus, (b) the Estimated Accrued Interest Amount for the “Bank” Positions which is equal to nine million seven hundred sixty-four thousand seven hundred thirty-eight dollars and sixty-seven cents ($9,764,738.67); and

(ii) CEFL shall pay, or shall cause to be paid to ETGAM, (a) nine million two hundred seventy-four thousand nine hundred ninety-three dollars and ten cents ($9,274,993.10) plus, (b) the Estimated Accrued Interest Amount for the “ETGAM” Positions which is equal to thirty-three thousand seven hundred thirty-four dollars and forty-four cents ($33,734.44).

To the extent that the Effective Date Payment is not made completely in connection with the DVP/RVP settlement process set forth in paragraph 8, then any remaining portions of the Effective Date Payment will be made by wire transfer of immediately available funds to the Bank’s and/or ETGAM’s accounts designated below immediately following the completion of such settlement process.

In addition to the foregoing payments, on the Effective Date, the Sellers shall pay, or shall cause to be paid to CEFL, the Estimated Principal and Interest Amount by wire transfer of immediately available funds to an account designated below by CEFL.

“Estimated Accrued Interest Amount” means $9,798,473.11, which is a good faith estimate by CEFL and the Sellers of the Accrued Interest Amount.  “Estimated Principal and Interest Amount” means $18,035,093.85, which is a good faith estimate by CEFL and the Sellers of the Principal and Interest Amount received or likely to be received by the Sellers.  “Effective Date Payment” means eight hundred million dollars ($800,000,000) plus, (x) the Estimated Accrued Interest Amount less (y) the Estimated Principal and Interest Amount.

4.	Purchase Price Adjustment.

(a)           Purchase Price Adjustment Statement.  Within thirty (30) days after the Effective Date, the Sellers shall prepare and deliver to CEFL a statement of the Principal and Interest Amount, which statement shall separately identify “Bank” Positions and “ETGAM” Positions.  Within forty-five (45) days after the Effective Date, CEFL shall prepare and deliver to the Sellers a statement of the Accrued Interest Amount and the Principal and Interest Amount, which statement shall separately identify “Bank” Positions and “ETGAM” Positions (which may include adjustments to the Principal and Interest Amount provided by the Sellers if such adjustments are necessary to correct the information) as of the Effective Date for purposes of calculating the adjustment to the Effective Date Payment (the “Purchase Price Adjustment Statement”).    CEFL shall have reasonable access to any documents, schedules or work papers of the Sellers related to the Principal and Interest Amount.

(b)           Review.  The Sellers shall have fifteen (15) days after delivery of the Purchase Price Adjustment Statement to review the Purchase Price Adjustment Statement.  If the Sellers fail to deliver to CEFL a written objection to the Purchase Price Adjustment Statement within such fifteen (15) day period, the Purchase Price Adjustment Statement shall be deemed to be agreed to by the Sellers and will be final and binding upon the parties.  If the Sellers  disagree with the determination of the adjustment to the Effective Date Payment under the Purchase Price Adjustment Statement, the Sellers must notify CEFL in writing of such disagreement within such fifteen (15) day period, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement.

During the fifteen (15) day period of its review, the Sellers shall have reasonable access to any documents, schedules or work papers used in the preparation of the Purchase Price Adjustment Statement.

(c)           Dispute Resolution.  The Sellers and CEFL agree to negotiate in good faith to resolve any such disagreement and any resolution agreed to in writing by the Sellers and CEFL shall be final and binding upon the parties.  If the Sellers and CEFL are unable to resolve all disagreements properly identified by the Sellers pursuant to Section 4(c) hereof within twenty (20) days after delivery to CEFL of written notice of such disagreement, then the disputed matters shall be referred for final determination to arbitration.  The Sellers and CEFL shall jointly select an arbiter from an accounting firm of national standing that is not the independent auditor of either the Sellers or CEFL (or their respective affiliates); if the Sellers and CEFL are unable to select such an arbiter within five (5) days after the end of such twenty (20) day period, the American Arbitration Association shall make such selection.  The person so selected shall be referred to herein as the “Arbitrator”.  The Arbitrator shall deliver to the Sellers and CEFL, as promptly as practicable after its appointment and in any event within thirty (30) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms herein.  Such report shall be final and binding upon the Sellers and CEFL.  The fees, expenses and costs of the Arbitrator shall be borne equally by the Sellers and CEFL.

(d)           The “Final Accrued Interest Amount” and the “Final Principal and Interest Amount” means the Accrued Interest Amount (with respect to “Bank” Positions and “ETGAM” Positions) and the Principal and Interest Amount (with respect to “Bank” Positions and “ETGAM” Positions) respectively, each as either (a) set forth in the Purchase Price Adjustment Statement (if the Sellers do not object within the fifteen (15) day period), (b) mutually agreed upon by the Sellers and CEFL or (c) finally determined by the Arbitrator.

(e)           Purchase Price Adjustment.  In the event that the Estimated Principal and Interest Amount (with respect to “Bank” Positions and/or “ETGAM” Positions, as the case may be) is greater than the Final Principal and Interest Amount (with respect to “Bank” Positions and/or “ETGAM” Positions, as the case may be), CEFL shall pay the applicable Seller an amount equal to the difference between the applicable Estimated Principal and Interest Amount and the applicable Final Principal and Interest Amount in accordance with Section 4 hereof.  In the event that the applicable Final Principal and Interest Amount is greater than the applicable Estimated Principal and Interest Amount, the applicable Seller shall pay CEFL an amount equal to the difference between the applicable Final Principal and Interest Amount and the applicable Estimated Principal and Interest Amount in accordance with Section 4 hereof.  In the event that the applicable Estimated Accrued Interest Amount is greater than the applicable Final Accrued Interest Amount, the applicable Seller shall pay CEFL an amount equal to the difference between the applicable Estimated Accrued Interest Amount and the applicable Final Accrued Interest Amount in accordance with Section 4 hereof.  In the event that the applicable Final Accrued Interest Amount is greater than the applicable Estimated Accrued Interest Amount, CEFL shall pay the applicable Seller an amount equal to the difference between the applicable Final Accrued Interest Amount and the applicable Estimated Accrued Interest Amount in accordance with Section 4 hereof.

(f)           Payment.  Any adjustment to the Effective Date Payment shall be paid by the Sellers or CEFL, as applicable, by wire transfer of immediately available funds to an account designated by the party receiving such payment within five (5) Business Days (as hereinafter defined) after the final determination of the adjustment to the Effective Date Payment. “Business Day” means a day other than a Saturday, a Sunday or any other day on which commercial banks in the State of New York are authorized or obligated to be closed.

5.           Post-Closing Principal and Interest Payments.  Any and all principal and interest payments received by the Sellers or its affiliates for the Positions after 12:01 a.m. New York City time on the Effective Date shall be held in trust thereby and shall be paid promptly by the Sellers to CEFL, by wire transfer of immediately available funds to an account designated by CEFL within five (5) Business Days after CEFL receives notice from the Sellers of such principal and interest payments.

6.           Portfolio.  The Portfolio consists of the Positions listed by CUSIP, original size, and/or size as of the end of September, 2007, on Schedule A.  Each of the Sellers and the Company represents and warrants (a) that Schedule A accurately reflects the Positions in all respects set forth therein (e.g., the CUSIP, Original Face Amount, September 30 Face Amount, nature of exposure, and the like), (b) that there are no Over-The-Counter (OTC) derivative or forward positions contained within the Portfolio (including, but not limited to, credit default swaps), (c) that no novations or assignments are necessary to vest CEFL with full right, title and interest in the Positions, (d) that there are no short positions contained within the Portfolio, and (e) that the Positions will be delivered to CEFL by the Sellers free and clear of any liens, pledges and other encumbrances.

7.           Trade Breaks.  If Citadel identifies any “trade breaks” (such as errors in the instrument, CUSIP,  nature of exposure (such as short rather than long), Original or Current Face Amount, or the like) resulting in differences in the composition of any Position being transferred from the information set forth in Schedule A, the Sellers and the Company shall, at CEFL’s election, (a) take such action as may be necessary to conform such Position to the information set forth in Schedule A, and to place CEFL in the position it would have been in had the Position been as represented (such as by replacing the Position with a conforming Position) or (b) pay CEFL the greater of the difference between the fair market value that the Position would have had if the Position had been as identified in Schedule A and the fair market value as actually received on (i) the Effective Date or (ii) the date on which Citadel notifies the Sellers of the trade break, it being understood that Citadel will begin managing the risk associated with each Position as reflected on Schedule A on behalf of CEFL immediately upon the execution of this Agreement.  Notwithstanding the foregoing, Citadel is not entitled to be put in a better financial position than it would have been in had there been no trade break.

In the event that the parties have a dispute regarding any claimed trade break, each party may seek resolution of such dispute in accordance with the terms of the Investment Agreement.

8.           Mechanics of the Transfer of Positions and the Movement of Cash.  The Sellers, as promptly as practicable, shall take any and all actions necessary to effect the transfer of the Positions to CEFL on the terms contemplated hereby (including but not limited to executing any documents and instruments reasonably required by CEFL and providing appropriate instructions, and procuring the consent of third parties) via (a) the DTC for DTC-eligible securities or such other custodian as designated by CEFL; (b) physical delivery to CEFL’s designated custodian for non-DTC-eligible securities, or (c) such other acceptable processes as the parties may agree.  The Company and the Sellers, jointly and severally, will hold CEFL harmless from any costs or losses of the Positions incurred as the result of any inability to transfer such Positions on the terms contemplated hereby. The parties will endeavor to settle the transfer of the Positions via the Delivery-Versus-Payment/Receive-Versus-Payment (DVP/RVP) method.  For these settlement purposes only, the parties will agree to dollar values for each Position so that each Position will move versus cash. The parties will make all commercially reasonable efforts to settle these cash versus Position transfers on the Effective Date, but recognize that it may take more than one business day to complete.

9.           Cooperation.  The parties will use their reasonable best efforts to cooperate with each other in effectuating this Agreement, including but not limited to executing any necessary instruments and other documents and providing appropriate instructions.  To the extent not already provided, the Sellers will immediately provide CEFL with copies of the most current back office and other files containing details relating to the Positions and will provide them in such file and other format as requested by CEFL.

10.           Certain Information.  The Sellers acknowledge that because it desires to sell, transfer, assign and convey to CEFL all of its Positions in the Portfolio, it is possible that CEFL may have information about one or more of the Positions, issuers or reference entities of Positions that is not publicly available and that may be material (“Excluded Information”).  The Sellers acknowledge and agree that it has not requested that Excluded Information be disclosed to it and that Excluded Information is not being disclosed to it.  The Sellers hereby irrevocably and unconditionally waive any right that it may have to the disclosure of any such Excluded Information in connection with this transaction.  The Sellers further agree that CEFL shall not be obligated to refrain from using any such Excluded Information in connection with this transaction, and that the parties shall not have any liability to each other with respect to any such non-disclosure or use of Excluded Information in connection with this transaction or any related transaction.

11.           Representations and Warranties of CEFL.  CEFL represents and warrants that (a) it has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (b) the execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized, (c) this Agreement, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement by the Sellers and the Company, shall have been duly executed and delivered by it and shall be a valid and binding obligation of it, enforceable against it in accordance with its terms, except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles, and (d) no action, consent or approval of, registration or filing with or any other action by any governmental authority, regulatory authority, self-regulatory authority, exchange or clearing organization or any other third party will be required to be made, taken or obtained by it for the purchase and assumption by, or transfer to, it of the Portfolio pursuant to this Agreement on the terms contained herein, other than those that have already been properly made, taken or obtained by CEFL.

12.           Representations and Warranties of the Sellers and the Company.  Each of the Sellers and the Company represents and warrants that (a) it has the power and authority to execute and deliver this Agreement and, to consummate the transactions contemplated hereby, (b) the execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized, (c) this Agreement, when delivered in accordance with the terms hereof, assuming the due execution and delivery of this Agreement by CEFL, shall have been duly executed and delivered by it and shall be a valid and binding obligation of it, enforceable against it in accordance with its terms, except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles, (d) the consummation of the Transfer as provided herein will transfer to CEFL all of the right, title and interest in the Positions and the Portfolio free and clear of any liens, claims, encumbrances or rights of third parties of any kind, (e) the Transfer is being made by the Sellers in compliance with all applicable laws and regulations, and (f) no action, consent or approval of, registration or filing with or any other action by any governmental authority, regulatory authority, self-regulatory authority, exchange or clearing organization or any other third party will be required to be made, taken or obtained by it for the sale, transfer, assignment and conveyance by the Sellers of the Portfolio to CEFL pursuant to this Agreement on the terms contained herein, other than those that have already been properly made, taken or obtained by the Sellers or the Company.

13.           No Third Party Beneficiaries.  No person other than the parties hereto shall have any rights with respect to the matters contemplated hereby and there are no third party beneficiaries hereto, except for the Citadel Indemnitees (as hereinafter defined) pursuant to Section 14.

14.            Indemnity.  (a) The Sellers and the Company, jointly and severally, shall indemnify and defend each of CEFL, Citadel and each of their respective officers, directors, employees, agents and affiliates (the “Citadel Indemnitees”), to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, damages, losses, deficiencies, liabilities, penalties, fines, interest, costs, damages, judgments, amounts paid in settlement and expenses (including, without limitation, the cost and expenses of any litigations, actions, judgments and settlements related thereto, and the reasonable costs and expenses of attorneys and accountants incurred in the investigation or defense thereof or the enforcement of rights hereunder) (collectively, “Losses”) arising out of or resulting from (i) any breach of any representation or warranty made by the Sellers or the Company under this Agreement, (ii) any breach by the Sellers or the Company of any covenant, obligation or other agreement contained in this Agreement (including, without limitation, Sections 6 and 12 hereof), or (iii) any third party or governmental claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or otherwise relating to the transactions contemplated by this Agreement (including, but not limited to, any such claim, action, suit, proceeding or investigation initiated by or on behalf of any investors, clients or customers of the Sellers or the Company). Notwithstanding anything to the contrary set forth in this Agreement, (x) except for fraud, the aggregate amount of Losses for which the Company and Sellers are obligated to indemnify the Citadel Indemnitees in respect of claims under Section 14(a)(i) shall not exceed $800,000,000 and (y) CEFL and Citadel agree, prior to asserting any indemnification claims hereunder against the Bank, to use commercially reasonable efforts to seek satisfaction of such indemnification claim from the Company (it being understood that the use of such reasonably commercial efforts shall not waive any rights of CEFL and Citadel against the Bank or limit any obligations and liabilities of the Bank hereunder).

(b) CEFL and Citadel jointly and severally, shall indemnify and defend each of the Sellers, the Company and each of their respective officers, directors, employees, agents and affiliates (the “Company Indemnitees”), to the fullest extent lawful, from and against any and all Losses arising out of or resulting from (i) any breach of any representation or warranty made by CEFL under this Agreement or (ii) any breach by CEFL of any covenant, obligation or other agreement contained in this Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, except for fraud, the aggregate amount of Losses for which CEFL and Citadel are obligated to indemnify the Company Indemnitees in respect of claims under Section 14(b)(i) shall not exceed $800,000,000.

15.           Securities Contract.  This Agreement is intended to be a “securities contract” within the meaning of section 741 of title 11 of the United States Code.  It is also intended to be a "qualified financial contract" within the meaning of section 1821(e)(8) of title 12 of the United States Code and the Company agrees to maintain this Agreement and the evidence of authority in its official books and records.

16.           Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State without regard to principles of conflict of laws.

17.           Notice.  Except as provided elsewhere herein, notices hereunder shall be sent by express courier, e-mail, or hand delivery to the addresses indicated below:

Citadel Equity Fund Ltd.
c/o Citadel Limited Partnership
131 South Dearborn Street
Chicago, Illinois 60603

with a copy (which shall not constitute notice) to:

Attention:  Legal Department
E-Mail: CitadelAgreementNotice@Citadelgroup.com

Wire instructions:

Bank of New York

ABA: 021000018
Citadel Equity Fund
Account: 8900472545

DTC:

DTC ID:  0775
a/c:  CEFL

E*TRADE Bank
Attn: Back Office Services, 15th Floor
Ballston Tower
671 North Glebe Rd.
Arlington, VA 22203

E*TRADE Global Asset Management, Inc.
Attn: Back Office Services, 15th Floor
Ballston Tower
671 North Glebe Rd.
Arlington, VA 22203

E*TRADE Financial Corporation
671 N. Glebe Road
Arlington, VA 22203
Attention:	Arlen W. Gelbard, Esq. Chief Administrative Officer & General Counsel

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Attention:	Daniel G. Kelly, Jr. John D. Amorosi
Fax:  (212) 450-3800

Wire instructions:

E*TRADE Bank:
ABA # 256072691
ETRADE BANK
Acct # 1000303
Acct Name: E*TRADE Bank

E*TRADE Global Asset Management, Inc.:

ABA # 256072691
ETRADE BANK
Acct # 2000020145
Acct Name: ETGAM

DTC:

E*TRADE Bank:
Agent Bank:  48614
Inst. ID:  48614
DTC Part. #:  2225

MidWest ID:  TBCM
Telebank Sub Account:  TBNK
Mortgage Sub Account: ETMG

E*TRADE Global Asset Management, Inc.:
Agent Bank:  48609
Inst. ID:  48609
DTC Part. #:  2226

18.            Consent to Jurisdiction; Waiver of Jury Trial.  Any judicial proceeding brought against any party regarding any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of New York, or in the United States District Court for the Southern District of New York, in each case located in the Borough of Manhattan, and, by execution and delivery of this Agreement, each such party accepts the exclusive jurisdiction of such courts solely for such purpose.  Each party hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to CEFL, the Sellers or the Company at the addresses listed above or at such other address as each party may provide to the others from time to time, as applicable, shall be effective service of process for any action, suit or proceeding brought against such addressee in any such court.  Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Each party hereto agrees that a final judgment relating to it in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction such party is or may be subject, by suit upon each judgment.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

19.           Severability.  In the event that any provision or portion of this Agreement is determined to be invalid, illegal or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

20.           Entire Agreement.  This Agreement (including the Exhibits) and the Investment Agreement, constitutes the entire agreement between the parties hereto relating to the subject matter contained herein, and supersedes and replaces all prior writings, discussions and rights relating hereto and thereto; and no obligation of any kind relating hereto is assumed by or implied against any party hereto except for those obligations expressly stated herein.  This Agreement may only be amended by a written instrument signed by the parties hereto.

21.           Survival.  The representations and warranties contained in this Agreement shall survive the conclusion of the Transfer.

22.           Counterparts.  This Agreement may be executed in counterparts (including by facsimile or similar means of electronic transmission), and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

*   *   *   *   *

           IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

Citadel Equity Fund Ltd.

By:	/s/ Adam Cooper
	Name:	Adam Cooper
	Title:	Senior Managing Director and General Counsel

E*TRADE Bank

By:	/s/ Arlen W. Gelbard
	Name:	Arlen W. Gelbard
	Title:	President and COO

E*TRADE Global Asset Management, Inc.

By:	/s/ Michael Hlushak
	Name:	Michael Hlushak
	Title:	President and CEO

E*TRADE Financial Corporation

By:	/s/ R. Jarrett Lilien
	Name:	R. Jarrett Lilien
	Title:	President and COO